Appendix B

Technical/Quality Agreement

between

Vibalogics GmbH

Zeppelinstrasse 2

27472 Cuxhaven

Germany

- hereinafter referred to as Vibalogics -

and

Advaxis Inc.

Technology Centre of New Jersey

Suite 117

675 U.S., Route 1

North Brunswick, NJ 08902, USA

- hereinafter referred to as "Advaxis" -

Vibalogics and Advaxis are referred to individually as "a Party" or collectively as "the Parties".

Preamble

The Parties entered into a Master Service Agreement dated from April 17, 2008 and Project Agreement dated from May 06, 2008 (the "Agreement") under which Vibalogics will perform certain Services with regard to the proprietary bioengineered strain of Listeria monocytogenes known as Lovaxin C (Lm-LLO-E7) (the "Contract Product") and Advaxis will purchase the Services and certain quantities of the Contract Product from Vibalogics. The Contract Product will be used by Advaxis for research consistency and phase I / II clinical development purposes.

Without prejudice to the logistical and commercial terms set forth in the Agreement, Vibalogics and Advaxis intend to describe in this technical/quality agreement (the "Q-Agreement") the quality process applicable to the Services. In particular, this Agreement shall set forth the quality system responsibilities and expectations for the filling, packaging, labeling, storage and shipping of the Contract Product, including compliance with current GMP regulations.

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This Q-Agreement hence constitutes the written agreement between Advaxis as the contract giver and Vibalogics as the contract acceptor in accordance with Article 12 of Directive 2003/94/EC (the "Directive"), § 9 (1) of the Ordinance on the Manufacturing of Medicinal Products and Active Pharmaceutical Ingredients (the "AMWHV"), "The rules governing medicinal products in the European Community, Volume IV – Good Manufacturing Practices ("EU-GMP-Guidelines") for medicinal products and relevant Annexes (e.g. 8, 13, 15, 16) and as the same may be amended or updated from time to time and further will also comply with USFDA regulations at 21 CFR 210 and 211.

Unless otherwise defined herein, terms beginning with capital letters shall have the meaning given to them in the Agreement.

Therefore, the Parties agree as follows:

§ 1
Subject Matter

1. During the term of this Q-Agreement Vibalogics shall undertake the Services as set forth in the Agreement to produce the Contract Product in accordance with the mutually agreed Manufacturing Instructions and Specifications listed in Exhibit 1 (List of documents for filling, control test and labeling of Contract Product). The provisions of this Q-Agreement shall apply to all Services performed by Vibalogics to Advaxis with respect to the Contract Product under the terms of the Agreement, unless otherwise provided for in this Q-Agreement, the Agreement or any appendices thereto. For the avoidance of doubt, the Q-Agreement does not apply to Services which do not have to comply with GMP standards.
2. The Parties shall specify in Exhibit 2 all persons to be addressed as contact persons for all quality and technical questions. Any change and/or alterations regarding such contact persons must be notified, if possible, reasonably in advance to the other Party in writing within seven (7) business days.
3. The Parties shall detail their respective responsibilities for the Contract Product substantially in the form of Exhibit 3.

§ 2
Standards and Requirements of Filling

1. Vibalogics confirms that it has the know how for filling and labeling of the Contract Product as agreed upon in this TQA-Agreement and the Agreement, that it has suitable manufacturing facilities, equipment and systems and a sufficient number of suitably qualified personnel for these purposes and that it holds a valid manufacturing authorization according to GMP Directive 2003/94/EC and will apply for a manufacturing authorization for the filling of the Contract Product (the "Manufacturing Authorization") according to §13 AMG (German drug law) if a relevant Manufacturing Authorization is not already issued. Any change in the place of filling of the Contract Product, including relevant changes made under the Manufacturing Authorization, requires the prior written consent of Advaxis. Vibalogics is obliged to inform Advaxis of any restriction to the Manufacturing Authorization with respect to the Contract Product covered by this Q-Agreement within seven (7) business days.

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2. In performance of the Services, Vibalogics shall observe all applicable laws, regulations and recognized codes of practice, including but not limited to, the Directive, the AMWHV, the EU-GMP-Guidelines, and shall also comply with the USFDA regulations at 21 CFR 210 and 211 and any applicable environmental and safety laws and regulations, in particular such relating to the filling and labeling of the Contract Product and the storage, transport and disposal of any pharmaceutical waste arising from the filling of the Contract Product.

3. If Advaxis has special or new requirements for the Contract Product, it shall inform Vibalogics accordingly in writing. Such special or new requirements will only be implemented after consultation with and approval by Vibalogics. Any additional expenses related to such special or new requirements are borne by Advaxis.

4. Vibalogics shall maintain a quality assurance system that is in compliance with current EU GMP-Guidelines requirements and, as applicable, EMEA guidelines, FDA guidelines, and ICH guidelines on Quality.

5. Vibalogics shall be responsible for all activities relating to local regulatory authorities such as the German Labor Inspectorate ("Gewerbeaufsichtsamt") and the German Authority for handling of genetically modified organisms ("Gentechnikbehörde"). It is generally agreed between the Parties that Advaxis will be involved and whenever applicable consulted prior to Vibalogics' approach towards local regulatory authorities.

6. Advaxis shall be responsible for all activities relating to contact with federal regulatory authorities.

7. Vibalogics will support Advaxis, if requested, in any discussions with regulatory authorities; cost and time-lines for this will be negotiated in a discrete mutual agreement. Vibalogics agrees, herein, to provide any and all documentation required by either EU or US regulatory authorities pursuant to all regulatory submissions required in pursuit of regulatory marketing approval. For the avoidance of doubt, it is hereby clarified that the above stated obligations of Vibalogics shall in any event cease to exist after a period of three (3) years from the date hereof.

8. Vibalogics shall ensure that upon reasonable notice to and at times reasonably acceptable for Vibalogics, Advaxis and competent regulatory authorities are permitted to conduct all necessary audits/ inspections in connection with the filling of the Contract Product. Advaxis agrees to incur any reasonable expenses Vibalogics may have in case of an audit performed by the US FDA.

   A list of approved and agreed subcontractors considered necessary for the manufacturing of the Contract Product and the responsibilities for audits of the subcontractors is given in Exhibit 8 of this Q-Agreement. Vibalogics will respond promptly in taking appropriate corrective and preventive measures indicated in any audit/inspection report issued by Advaxis and/or the competent authority following such an audit/inspection. Advaxis shall make available any audit/inspection reports prepared or received by Advaxis relating to any such audit/inspection.

9. Vibalogics will inform Advaxis of any inspection made or to be made by any competent authority and/or any comments made by such authorities that relates to the Contract Product. So far as permitted by law, Vibalogics may at its discretion procure the involvement of Advaxis in any such inspection, provided that nothing in this clause shall relieve Vibalogics of any of its obligations under this Agreement.

10. Advaxis will respect and comply with any reasonable business interests of Vibalogics in conducting or attending audits/inspections, including but not limited to confidentiality interests.

11. On request of Advaxis Vibalogics will make available any existing data and/or information related to the Contract Product that Advaxis may reasonably need for conducting investigations, compiling reports or regulatory purposes. Limited to the extent that respective Services have been

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conferred on Vibalogics, Vibalogics shall keep any documentation related to the manufacturing and testing of the Contract Product in accordance with the applicable laws and regulations, in particular in accordance with the provisions described in part 1, 2 and 3 of the AMWHV. Vibalogics is responsible for qualification, maintenance and calibration of its facility and equipment according to the EU-GMP-Guidelines and AMWHV.

12. Vibalogics shall refrain from any activity that could adversely affect the quality of the Contract Product.

13. Each Party undertakes not to deviate from the procedures and specifications referred to herein without prior written consent of the other Party.

§ 3
Raw Materials

1. Vibalogics shall apply the specification of the raw materials as defined in Exhibit 1 (the "Raw Materials").

2. If not otherwise stated all Raw Materials are provided by Advaxis and shall be tested according to the specifications as defined in Exhibit 1 to confirm necessary identity. Vibalogics will not make any additional analytical tests of Raw Materials unless the Parties have agreed hereto in writing.

3. Raw Materials shall be used by Vibalogics on a first-in-first-out basis and shall not be used beyond expiry date.

§ 4
Packaging Material

1. Vibalogics shall apply the specification of the packaging materials (primary and secondary, as defined in Exhibit 1 (the "Packaging Materials") used in manufacturing the Contract Product.

2. Vibalogics shall be responsible for ensuring the proper quality of the primary Packaging Materials (vials, stoppers and flip-off caps). Vibalogics should purchase Packaging Materials only from vendors that are qualified and approved. Such materials must be assessed by Vibalogics with respect to quality and identity and released according to vendor's certificates of analysis. If Advaxis insists on purchase of Packaging Material from Vendors not qualified by Vibalogics, any costs related to the qualification for Advaxis' preferred vendor shall be borne by Advaxis.

3. Advaxis shall inform Vibalogics in writing of any changes to any of the primary and/or secondary Packaging Materials or labels.

4. Vibalogics shall ensure that printed Packaging Materials are clearly differentiated by using item codes and version numbers and that obsolete or superseded printed Packaging Materials are destroyed.

§ 5
Manufacturing Instructions and Records

1. Vibalogics shall provide in a timely manner the defined schedule and flow chart of manufacturing and analytical control.

2. The Manufacturing Instructions which may affect the quality of the Contract Product or any regulatory filings relating to the Contract Product are agreed and approved in advance by Advaxis in writing.

3. Vibalogics shall allocate the Date of Filling as the date of the final production step. The re-test and expiry date, if any, for Contract Product shall be allocated based on this date in mutual agreement.

4. Vibalogics shall be responsible for keeping records of environment and equipment usage, cleaning, raw material batch numbers, in process results and parameters. Vibalogics shall retain such documentation as described in this Quality Agreement.

5. Vibalogics is responsible for the validation of the filling process if Advaxis and/or competent regulatory authorities request such validation. The validation of the filling process shall be limited to the respective guidelines and regulations and to the filling of Contract Product indented to be used for clinical trials phase II. Vibalogics agrees that the filling process will comport with cGMP regulations of both the EMEA and FDA, and will provide for a period of three (3) years all required documentation in support of regulatory filings to these agencies. If any additional action of whatever nature has to be made in relation to the validation of the filling process, this must be agreed between the Parties in writing and will be at Advaxis' expense.

6. Vibalogics shall not rework or reprocess any batches and/or intermediate steps where parameters have exceeded the validation range or results are outside the regulatory specifications without Advaxis' prior written approval.

7. Vibalogics shall establish appropriate written cleaning procedures for manufacturing equipment and maintain records of each cleaning activity. Cleaning procedures will in due time have been validated according to a written protocol and validation report. The approach to validation of cleaning procedures applicable solely and specifically to the filling of the Contract Product should be agreed with Advaxis prior to commencement of validation activities. Costs for cleaning validation are borne by Advaxis.

8. Vibalogics shall compile a written manufacturing record in compliance with EU-GMP-Guidelines for each batch filled (the "Manufacturing Record"). Documentation to be required with each delivery includes the Batch Record and the Certificate of Compliance (CoC) as detailed in Exhibit 4.

9. Routine batch documentation will include:

   1. The Executed Batch Records and other relevant documentation including lists and executed documents of (if applicable)
      a) Deviations
      b) Out-of-Specification Results (OOS)
      c) Changes
      d) Investigations to Deviations or OOS

   2. Checklist for review and approval of all portions of the Executed Batch Records and Analytical Records.

   3. A Certificate of Compliance (CoC) for the Contract Product

   <u>Further Documents, if requested by Advaxis:</u>

   Vibalogics shall be responsible for providing Advaxis of the following documentation for each batch of Contract Product filled:

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a) Batch flow outline with schedule of all related production steps
b) List of all materials and equipment if not included in batch record
c) Results of all in-process controls
d) Any charts or print-outs from equipment
e) Completed analytical records
f) Completed environmental monitoring records
g) Full investigation and conclusions for any deviation, OOS or failure
h) Accountability sheets (reconciliation of vials, mass balances, etc.)

All documentation shall be provided as hardcopies and electronically (CD-ROM, DVD), if not otherwise stated above.

10. Documents need to be archived over a period of seven (7) years (for clinical material) after filling of the batches by hardcopy and on CD-ROM, after which Vibalogics will contact Advaxis in order to decide whether the documents can be discarded, the archiving period can be extended on basis of a financial agreement or the documentation shall be transferred to Advaxis. Decisions upon further archiving or disposal are incumbent upon Advaxis only.

11. Vibalogics shall make available any existing data and/or information to Advaxis regarding the Contract Product necessary to ensure Advaxis' compliance with its regulatory filings. Nothing in this Agreement shall restrict the right of Advaxis to make such regulatory filings and amendments thereto.

§ 6
Quality Control

1. The analytical methods given in testing procedures as set forth in Exhibit 1 will apply. Any costs for adaptation of testing procedures or the preparation of new testing procedures will be at Advaxis' expense.

   Subject to the placement of a respective order by Advaxis Vibalogics shall be responsible for the validation of the test instructions for the Contract Product.

2. Sample analysis order for internal and external analytical testing shall be organized by Vibalogics according to the established sample plan.

§ 7
Certificate of Analysis, Certificate of Compliance and Release

1. Vibalogics must prepare and approve a certificate of compliance (CoC) to cover all stages of filling (substantially in the form set out in Exhibit 4, or as otherwise agreed with Advaxis (the "Certificate of Compliance") for each batch of the Contract Product. The Certificate of Compliance will be signed by Vibalogics' Qualified Person.

2. A batch record review will be performed by Advaxis prior to batch release by the Qualified Person of Vibalogics.

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3. The Certificate of Compliance must clearly indicate that the relevant batch of the Contract Product has been filled and/or packed under cGMP conditions using appropriate manufacturing instructions, that all appropriate documentation has been reviewed and approved in accordance with an established deviation procedure.

4. The Certificate of Compliance will serve as a Written Conformation as defined in Annex 16 of the EU GMP-Guidelines.

5. The implementation of Vibalogics' Certificate of Compliance or Batch Release Certificate of Vibalogics' Qualified Person into the dossier of the investigational medicinal product and the final release for clinical trials is the sole responsibility of Advaxis.

§ 8
Deviation, Change Control and Regulatory Compliance

1. Unless otherwise agreed, any planned change made to the filling of the Contract Product, including but not limited to the manufacturing facility, manufacturing process, batch size, specifications for packaging and Contract Product and supplier of primary Packaging Materials, which may affect the quality or performance of the Contract Product or exceed validation parameters or regulatory filings must be approved by Advaxis in writing, prior to implementation.

2. If critical deviations from the approved manufacturing process or In-process-Controls (IPCs) occur, the contact person at Advaxis should be informed within five business days from time of discovery. All deviations during the manufacturing have to be documented in accordance with a deviation procedure which is in accordance to Vibalogics' quality assurance system. If deviations were discovered after the production process, Vibalogics must inform Advaxis of all significant deviations within ten (10) business days from time of discovery. Critical deviations include testing or storage and any other material deviation which is likely to impact the quality, safety or efficacy of the Contract Product.

§ 9
Storage and Transport

1. The Contract Product must be stored and transported under appropriate conditions, in accordance with labeling requirements, to ensure that their quality will not be negatively impacted. Special conditions for storage of the Contract Product as agreed between the Parties are described in Exhibit 6.

2. Vibalogics shall notify Advaxis of any deviations from specified product storage and shipment conditions within ten (10) business days after time of discovery.

3. Vibalogics must store rejected Packaging Materials and any quantities of the Contract Product in segregated storage areas prior to disposal. Disposal or other non-GMP use of Contract Product has to be approved by Advaxis.

4. Notwithstanding the delivery terms specified in the Agreement, Vibalogics shall verify the cleanliness and the condition of the container in which the Contract Product is shipped from the Vibalogics' premises. This should be clean, secure and adequate to protect the Contract Product during the transport.

5. Retention samples for the primary packaging materials, secondary packaging materials, Raw Material and the product have to be kept by Vibalogics and retention samples from materials delivered by Advaxis have to be kept by Vibalogics over a period of six years.

6. Advaxis is responsible to provide the instructions for the transport and shipping. Vibalogics shall adhere to shipping instructions provided by Advaxis. Any shipments from Vibalogics to Advaxis or a third party defined by Advaxis will be performed Ex-Works according to Incoterms as published by the International Chamber of Commerce.

§ 10
Mutual Duty to Inform

1. The parties will inform each other without delay about batch recalls and complaints as far as the Contract Product and its starting materials and or their packaging are concerned.

2. Advaxis shall be responsible for handling recalls, complaints of third parties and any other activities in relation to third parties. Vibalogics shall, as expediently as possible and in due time, process and respond to product complaints reported by Advaxis. The technical clarification and internal operational investigation of complaints for the Contract Product shall be the responsibility of Vibalogics to the extent these complaints relate to the subject matter of this Q-Agreement. If Vibalogics receives complaints for the Contract Product directly from a third party, Vibalogics shall inform Advaxis within seven (7) business days from time of receipt. Both parties agree to provide appropriate cooperation and support to the other in clarifying the cause for the complaint.

3. Vibalogics and Advaxis shall arrange joint meetings as and when reasonably necessary for discussion of quality and technical aspects of the Contract Product.

§ 11
Subcontracting, Assignment

No Party may assign, transfer or subcontract any of its obligations under this Q-Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld. For the purposes of this clause, Advaxis herewith confirms its consent to the use of subcontractors as specified in Exhibit 8 and to the assignment of this Q-Agreement to any company affiliated with Vibalogics.

§ 12
Term and Termination

This Q-Agreement shall become effective with the date of the last signature. It shall have the same duration and conditions for termination as the Agreement in force between the Parties relating to the Contract Product.

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§ 13
Governing Law, Settlement of Disputes

This Q-Agreement is governed by and shall be construed in accordance with the laws of Germany to the express exclusion of the UN-Convention on Contracts for the International Sale of Goods. All disputes which may arise out of or in relation to this Q-Agreement shall first be submitted to the senior managers of each Party. In the event that the senior managers cannot resolve the dispute within 60 days after submission to them, Advaxis will initiate legal proceedings against Vibalogics only in Hamburg/Germany, whereas Vibalogics will initiate legal proceedings against Advaxis only in North Brunswick, New Jersey/USA.

Article 14
Miscellaneous

1. If either Party is affected by any circumstances beyond the reasonable control of that Party, including but not limited to, strike, lock-out or other form of industrial action (hereinafter "Force Majeure"), it shall forthwith notify the other Party of the nature and extent thereof. Neither Party shall be deemed to be in breach of this Q-Agreement, or otherwise be liable to the other, by reason of any delay in performance or a non-performance, of any of its obligations under this Q-Agreement to the extent that such delay or a non-performance is due to any Force Majeure of which it has notified the other Party. Neither Party shall have the right to cancel this Q-Agreement for any delay or default of the other Party in performing its obligations under this Q-Agreement if such performance is prevented by Force Majeure, provided the other Party makes all reasonable efforts to overcome the Force Majeure and to minimize the consequences of the Force Majeure, and resumes the performance of its obligations as soon as Force Majeure terminates. However, if the inability of the affected Party to fulfill its obligations continues for a period of 3 months, the Parties shall meet in order to examine in good faith whether such inability is expected to last for a longer period, and to search for solutions either to enable the affected Party to resume its obligations, or any other solutions to allow the implementation of this Q-Agreement. If no solution can be found, either Party shall have the right to terminate this Q-Agreement by notice to the other Party having immediate effect.

2. This Q-Agreement including Exhibits 1 to 8 represents the entire agreement between the Parties relating to the technical and quality aspects of the filling and testing of the Contract Product and shall supersede any previous agreement between the Parties relating to the same subject matter. This § 14 (2) shall not affect the validity of any agreements between the Parties concerning any other subject matter, including the Agreement.

3. Alterations or amendments to this Q-Agreement shall be made in writing signed by the appropriate representatives of each Party. The same applies to a waiver of the requirement of written form set forth in this § 14 (3).

4. In the event any terms and conditions of this Q-Agreement are or become invalid or unenforceable the remaining provisions of this Q-Agreement shall remain in effect. In such case, the Parties agree to replace the invalid or unenforceable provisions by a valid or enforceable one which most closely reflects their original commercial intent.

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Appendix B

Advaxis Inc.	Vibalogics GmbH
Date	Date 6th of May, 2008
Signature: [signature]	Signature: [signature]
Dr. John Rothman	Dr. Bruno Kaesler
(Vice President Clinical Development)	(Managing Director)
	Date 6th of May, 2008
	Signature: [signature]
	Dr. Stefan Beyer
	(Managing Director)

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Appendix B

List of Exhibits:

Exhibit 1	List of documents of raw and packaging materials for filling, control test and release of Contract Product
Exhibit 2	Contact Persons and Key Personnel
Exhibit 3	Definitions of Responsibilities
Exhibit 4	Template for Certificate of Compliance
Exhibit 5	Batch numbering and expiry date system
Exhibit 6	Storage and transport conditions
Exhibit 7	List of approved suppliers
Exhibit 8	List of subcontractors

PROJECT AGREEMENT 1

GMP-compliant filling of Lovaxin C to an amount of up to 5,000 vials (one batch)

by and between

Vibalogics GmbH, Zeppelinstr. 2, 27472 Cuxhaven, Germany

- hereinafter referred to as: "Vibalogics" -

and

Advaxis Inc., Technology Centre of New Jersey, Suite 117, 675 U.S., Route 1, North Brunswick, NJ 08902, USA

- hereinafter referred to as: "Advaxis" -

If both, Vibalogics and Advaxis, are meant, reference will be made to as "Parties".

Whereas, the Parties hereto have entered into a Master Service Agreement dated April 17, 2008; and

Whereas, Advaxis now wants to commission certain Services as defined in the Master Service Agreement and Vibalogics is prepared to render such Services.

Now, therefore, the Parties hereto agree as follows:

(1) Advaxis hereby commissions and Vibalogics hereby accepts to render the Services as set forth in Appendix A hereto in line with the provisions of the Master Service Agreement.

(2) With regard to the Services to be rendered, the Parties have agreed to the timelines for certain milestones and the project as also specified in Appendix A.

(3) The remuneration for the Services rendered hereunder shall amount to:

EURO 84,800.

(4) With regard to the Services to be rendered, the Parties will also agree on the Technical Quality Agreement as has to be enclosed herewith as Appendix B.

(5) If not specifically otherwise set forth herein, all Services will be provided in accordance with the provisions of the Master Service Agreement.

(6) Provisions amending or in addition to the Master Service Agreement:

Strain:

(6.1) The work as set forth in Appendix A will be carried out with the proprietary *Listeria monocytogenes* strain bioengineered be attenuated and to secrete a Listeriolysin O -HPV-16 E7 fusion protein hereinafter referred to as Lovaxin C (Lm-LLO-E7).

Scope and deliverables:

(6.2) The work is listed in Appendix A and will be carried out in GMP clean rooms.

(6.3) The work load as described in Appendix A is limited to one complete batch at the indicated scale. Any additional work needed for accomplishment of the Services and to be rendered by Vibalogics will be remunerated by Advaxis. Prior the commencement of any additional work the Parties have to agree upon the scope and prices.

(6.4) The deliverables are defined in Appendix A.

Personnel:

(6.5) Any members of Advaxis and/or consultants or personnel working on behalf of Advaxis who will enter Vibalogics' facility shall obey the rules and guidelines as defined in the Vibalogics Quality Assurance System. Prior to any work performed in the Vibalogics facility personnel will participate at a safety briefing describing the rules on the hazard and risk related to work in the Vibalogics. Advaxis personnel shall follow the instructions of Vibalogic s personnel.

Prerequisites and responsibilities of Advaxis:

(6.6) Advaxis will provide sufficient material which is necessary to render the Services.

(6.7) Any analytical testing except routine bioburden, identification and appearance will be carried out by Advaxis or a third party contracted by Advaxis.

(6.8) Advaxis warrants that any biological material is categorized as material of Biosafety level 2 or below and does not harm operating personnel if handled accordingly.

(6.9) Vibalogics will use Advaxi s material with high care and attention. In case of loss or damage of any material Vibalogics assumes no liability or warranty except in case of gross negligent acting.

Reporting and communication:

(6.10) Any manufacturing reports including all results an d raw data are exclusively delivered to Advaxis.

Timelines:

(6.11) This project will start in May, 2008 and shall last until September, 2008, if drug substance is available in time. Advaxis will prove and accept any reports until October, 2008.

Payments:

(6.12) Payments are due according to the provisions of the Master Service Agreement.

(6.13) Any costs for consumables, raw materials and dedicated equipment will be charged to Advaxis according to the provisions as set forth in the Master Service Agreement.

Cuxhaven, this __________ 2008

New Brunswick, NJ USA,
this 28th day of May, 2008

____

Dr. Bruno Kaesler
(Managing Director)
Vibalogics GmbH

[signature]

Dr. John Rothman
(Vice President; Clinical Development)
Advaxis Inc.

____

Dr. Stefan Beyer
(Managing Director)
Vibalogics GmbH

Appendix A

Assumptions	▪ Frozen bulk material in adequate aliquots provided by Advaxis / Cobra Biomanufacturing ▪ Bulk material is shipped with Certificate of Compliance and Certificate of Analysis ▪ Bulk material is ready to use; no formulation work required ▪ Incoming testing limited to identity and bioburden ▪ Shipping according Ex-works terms ▪ Vial type is DIN 2 R (2 ml) ▪ Label print layout provided by Advaxis ▪ Final release by Advaxis / Cobra Biomanufacturing
General items	▪ Transfer and review of documents ▪ Risk analysis ▪ Correspondence with authorities ▪ Project specific facility management ▪ Project Management
GMP-compliant filling	▪ Initial testing of organism and bulk material ▪ Establishing product, starting material and packaging material specifications ▪ Preparation of primary packaging material (washing, sterilization, depyrogenation, etc.) ▪ Filling of 5,000 2R vials using a semi-automatic filling line (room classification A in B) ▪ Filling to a volume of 1.2 ml/vial ▪ Sealing ▪ Labelling ▪ Intermediate storage, limited to two months ▪ Establishing of batch documentation (to be approved by Advaxis prior to manufacturing)
Testing	▪ Visual inspection ▪ Purity on blood agar plates (BU) ▪ Identity ▪ Establishment and validation of monosepsis assay: - Preparation of validation plan including protocol and SOP - three (3) trials performed by two operators at two days - Spiking experiments with one bacterial species typical for the facility and one environmental bacterial species - Five different selective media will be used ▪ Monosepsis assay (routine)
Deliverables	▪ Validation report ▪ Total number of vials filled in one batch, whereby an appropriate amount will be used for QC testing and as retention samples. One batch is limited to 5,000 2R vials ▪ Batch documentation ▪ Any and all documentation required for regulatory submission to both the FDA and EMEA
Time of Performance	▪ May to September 2008, if drug substance is available in time

Appendix B

Technical Quality Agreement dated from equal date as this Project Agreement.